Exhibit 10.1
January 25, 2011

John J. O’Connor
3613 West 155th Street
Overland Park, KS 66224
913-897-1127

Dear Sean,

SeraCare Life Sciences, Inc. is very pleased to offer you the full-time, exempt position titled Vice President,  Sales and Marketing starting as soon as possible and contingent upon several items identified on page 2 of this offer letter which includes back ground and reference checks.  Anticipated start date is March 1, 2011.  Your direct supervisor will be Susan L.N. Vogt, President and CEO. Your regular work schedule will be Monday – Friday at our Milford headquarters, starting no later than 8:30 am. Typical business hours are 8:30 am - 5:00 pm; however, as I know you are aware, this position is expected to work longer hours when business demands require. Your primary place of employment will be our Milford facility with domestic and international travel anticipated and reimbursed according to our T&E Policy.

Your total compensation package includes the following components:

Base Compensation:  $4,230.77/weekly, this annualizes to $220,000

Management Incentive Program (MIP):      Potential of 30% of base compensation earned in the fiscal year based on achievement of company-wide and personal goals

Restricted Stock:  A recommendation will be made to the Compensation Committee of the Board of Directors to grant you 35,000 restricted stock shares at their next regularly scheduled Committee meeting subsequent to your date of hire.

Relocation:  Our relocation package, in connection with the relocation of your principal residence from Overland Park, KS to a reasonable commuting distance of the Company’s offices located in Milford, Massachusetts includes the following:

Total Relocation Budget:     Not to exceed $80,000 in total
Eligible Components:
•	Costs related to a Moving Company for relocation to Massachusetts from Kansas
•	Costs related to temporary storage of household goods
•	Cost related to temporary housing in Massachusetts through no later than end of June while your children are in school before you and your family officially moves. (SeraCare will arrange this for you)
•	Reasonable closing costs and real estate commissions incurred in connection with the sale of your Overland Park residence and the purchase of a residence in the Milford, MA area
•	Reasonable travel expenses incurred by you, including airfare for you and your immediate family, hotel and car rental during this transition period
•	Gross-up payment for income taxes incurred by you as a result of the relocation reimbursement
•	Relocation must be concluded no later than September 1, 2011 and employment must be active and continuous during this transition.
•
Any reimbursement to you shall be paid no later than Dec 31 of the year following the year the expense was incurred and shall be provided in compliance with all requirements of Section 409A of the Internal Revenue Code.

Page 2 – Sean O’Connor – Vice President, Sales and Marketing

Requirements for Payment	Employment by SeraCare Life Sciences Documentation to support each reimbursement request

Contingencies
I, John J. O’Connor, agree to reimburse SeraCare Life Sciences, Inc. 100% of reimbursed relocation expenses if I should resign from employment prior to two full years of employment

I, John J. O’Connor, agree to reimburse SeraCare Life Sciences, Inc. 50% reimbursement to SeraCare Life Sciences, Inc. if I should resign prior to my third full year of employment

I, John J. O’Connor, agree that SeraCare Life Sciences, Inc. shall be entitled to withhold all or a portion of such repayment from any compensation or other monies due me, should I resign from employment prior to concluding my third year of employment and that I will be responsible for repayment in full of the remaining balance should I resign.

In addition you will immediately be eligible for the following benefits:

❖	Approximately 10 Paid Holidays/Year
❖	Group Travel Accident Insurance
❖	Access to the SeraCare Employee Assistance Program
❖	Referral Bonus Program

The first of the month following your date of hire you will be eligible for the following benefits:

❖	Major Medical and Prescription Drug Plan through Blue Cross Blue Shield of MA, which is a PPO that allows you the choice of in and out of network providers
❖	Dental Plan through Delta Dental
❖	Pre-Tax Plan for Employee Health Insurance Contributions
❖	Life and AD&D Insurance
❖	Long Term Disability Insurance
❖	Access to the SeraCare Life Sciences, Inc. 401(k) Profit Sharing Plan

After 90 days of continuous employment, you will receive the following benefits:

❖	Flexible Spending Account(s) for Dependent Care and/or Medical Expenses
❖	Short Term Disability Insurance

You were provided with a detailed summary of the benefits package at the time of your interview. Please do not hesitate to let me know if you have any questions.

Please note that the offer we are presenting you is contingent upon several items: (1) satisfactory verification of your eligibility to work in the United States; (2) satisfactory completion of your background verification and reference checks; (3) your confirmation that you are not subject to any confidentiality or non-competition agreements or any other similar type of restriction that would affect your ability to devote your full-time attention to work at SeraCare Life Sciences, Inc. and finally, (4) as with all employees of SeraCare Life Sciences, Inc., you will be asked to sign an Employee Confidentiality Agreement which is enclosed. In order to expedite the first item, a copy of the Immigration and Naturalization Form I-9, required of all employees, is enclosed for your review.

Page 3 – Sean O’Connor – Vice President, Sales and Marketing

Please review the list of required documents and be sure to bring the original documents with you on your first day of employment. As an employee of SeraCare, you will be an “at-will” employee. This means that you will not be obligated to continue to remain employed by the Company for any specified period of time, and likewise, the Company will not be obligated to continue your employment for any specific period and as such, either you or SeraCare may terminate your employment at any time, with or without notice and with or without cause.

We are looking forward to you joining the SeraCare Life Sciences team, and are confident you will make a valuable contribution to the Company.  Please contact me at your earliest convenience regarding your decision to accept this offer of employment and to confirm your start date. A verbal acceptance will allow me to initiate the background verification process. At that time, I will require your Social Security Number, Date of Birth and Driver’s License information. You will need to sign and return this letter to me indicating your acceptance of the position as offered no later than end of day Monday, January 31, 2011.  You will report to me on your first day of work in Milford, at which time you will complete safety and HR orientation and we will review other items such as payroll and benefits paperwork.

Should you have any questions, please do not hesitate to call me at 508-244-6404.  I look forward to hearing from you.

Sincerely,	Employee Acceptance:

/s/ Kathi Benjamin

Kathi Benjamin
Vice President, Human Resources	Signature: /s/ John J. O’Connor	Date: January 28, 2011

Cc: Susan L.N. Vogt, President and CEO